Exhibit 10.1

SUBSCRIPTION AGREEMENT

between

GOLDEN MINERALS COMPANY

and

STREAMLINE METALS CAPITAL LTD.

dated as of

May 14, 2026

- ii -

Section 9.07	Waiver	24
Section 9.08	Entire Agreement	24
Section 9.09	Successors and Assigns	24
Section 9.10	Severability	24
Section 9.11	Governing Law; Submission to Jurisdiction	24
Section 9.12	Rules of Construction	25
Section 9.13	Counterparts	25

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”), dated as of May 14, 2026, is entered into between GOLDEN MINERALS COMPANY, a company existing under the laws of the state of Delaware (the “Company”) and STREAMLINE METALS CAPITAL LTD. (the “Investor”), a company existing under the laws of British Columbia.

RECITALS:

A.	The Investor wishes to subscribe for and purchase from the Company, and the Company wishes to issue and sell to the Investor, on a private placement basis, the Purchased Shares at the Purchase Price (the “Investment”); and

B.	The Investor and the Company wish to enter into this Agreement to record their agreement with respect to the Investment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

Section 1.01	Definitions

As used in this Agreement (including the recitals), the following terms have the following meanings:

“Authorization” means with respect to any Person, any lease, license, permit, certificate, consent, order, grant, approval, classification, registration, exemption, clearance, relief or other similar authorization of or from any Governmental Entity having jurisdiction over such Person.

“Board” means the board of directors of the Company as constituted from time to time.

“Business Day” means any day, other than a Saturday, a Sunday or a day on which major banks are closed for business in Toronto, Ontario.

“Closing” means the completion of the purchase and sale of the Purchased Shares and the transactions contemplated by this Agreement on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.01.

“Common Share” means a share of common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR+ or EDGAR since January 1, 2025.

“Constating Documents” means the certificate of incorporation, bylaws, articles and notices of articles of incorporation, amalgamation or continuance, as applicable, and any other applicable documents governing the Company or the Investor, as applicable, and all amendments thereto.

“Contract” means any written agreement, commitment, engagement, contract, franchise, licence, lease, obligation, note, bond, mortgage, indenture, undertaking or joint venture to which the Company is a party or by which the Company is bound or affected or to which any of their respective properties or assets is subject.

“Corrupt Practices Legislation” has the meaning set forth in Section 3.01(r).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system created by the SEC.

“Governmental Entity” means:

(a)	any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral or adjudicative body, commission, commissioner, cabinet, board, bureau, minister, ministry, governor-in-council, agency or instrumentality, domestic or foreign;

(b)	any subdivision, agent or authority of any of the foregoing;

(c)	any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or

(d)	any stock exchange (including the TSX).

“Investment” has the meaning set forth in the recitals.

“Investor” has the meaning set forth in the preamble.

“Investor Indemnified Parties” has the meaning set forth in Section 8.02.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, award, decree, ruling or similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, written policies, guidelines, notices and protocols of any Governmental Entity, as amended, unless expressly specified otherwise.

“Loss” and “Losses” have the meaning set forth in Section 8.02.

“Material Adverse Effect” means, in respect of the Company, any fact, change, event, occurrence, effect, state of facts, or circumstance that, individually or in the aggregate, with other such facts, changes, events, occurrences, effects, states of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, financial condition, liabilities (whether absolute, accrued, contingent or otherwise) of the Company (on a consolidated basis), other than any fact, change, event, occurrence, effect, state of facts or circumstance resulting from or arising in connection with:

(a)	any change (on a current or forward basis) in the price of commodities;

(b)	any climatic or other natural events or conditions, including any hurricane, flood, tornado, earthquake or other natural disaster or man-made disaster or acts of God;

(c)	the commencement or continuation of any epidemic, pandemic or other outbreak of illness or public health event, including the escalation or worsening thereof, and including any measures introduced by any Governmental Entity to address such epidemic, pandemic or other outbreak or public health event;

(d)	the commencement or continuation of war or armed hostilities, any act of terrorism, cyberterrorism, civil unrest, civil disobedience, sabotage, cybercrime, national or international calamity, military action, declaration of a state of emergency or any other similar event, or any change, escalation or worsening thereof;

(e)	any change in U.S. GAAP or changes in applicable regulatory accounting requirements applicable to the industries in which the Company conducts business, or that result from any action taken for the purpose of complying with any of the foregoing;

(f)	any change or development in global, national or regional economic, political, or financial conditions, including changes in (i) financial markets, credit markets, commodities markets or capital markets, (ii) interest rates and credit ratings, (iii) inflation, (iv) currency exchange rates and (v) the imposition or adjustment of any import or export restriction, prohibition, tariff, duty, charge or Tax by any Governmental Entity;

(g)	any adoption, proposed implementation, repeal, modification, reinterpretation or change in applicable Law, or any executive order issued, or any interpretation or application (or non-application) thereof of or by any Governmental Entity;

(h)	any specific action taken (or omitted to be taken) by the Company that is expressly required to be taken (or, in the case of an omission, expressly prohibited to be taken) pursuant to this Agreement or with the express prior written consent or at the written direction of the Investor;

(i)	any change in the market price or trading volume of the Company’s securities;

(j)	the failure of the Company to meet any internal or published projections, forecasts or guidance or estimates of revenues, earnings, cash flows or other financial operating metrics of the Company or of any securities analysts before, on or after the date of this Agreement; or

(k)	the execution or announcement of this Agreement or the Investment or the implementation of the Investment and the consummation of the transactions contemplated herein or therein, including any loss or threatened loss of, or adverse change in, the relationship of the Company with any of its customers, employees, shareholders, vendors, distributors, partners or suppliers arising as a direct consequence of same.

“Misrepresentation” has the meaning ascribed thereto under Securities Laws.

“Money Laundering Laws” has the meaning set forth in Section 3.01(s).

“Order” means any order, writ, judgment, decree, award, decision, sanction or ruling entered by or with any Governmental Entity.

“Ordinary Course” means, with respect to an action taken by the Company, that such action is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the business of the Company.

“Ownership Interest” means, at any time, the percentage obtained by dividing the aggregate number of Common Shares held by the Investor by the aggregate number of outstanding Common Shares at such time.

“Parties” means the Investor and the Company, and “Party” means either one of them, as the context requires.

“Person” includes any individual, partnership, limited partnership, association, body corporate, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative or government (including any Governmental Entity), syndicate or other entity, whether or not having legal status.

“Proceeding” means any suit, claim, action, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or known investigation commenced, brought, conducted or heard by or before any Governmental Entity.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchased Shares” means an aggregate of 3,740,000 Common Shares, or such other lower number of Common Shares as may be determined in accordance with Section 2.01.

“Regulatory Approvals” means: (i) TSX Approval and (ii) any consent, waiver, permit, exemption, review, Order, decision, non-objection or approval of, or any registration, licence and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required in relation to the Investment.

“Representative” means, in respect of any Person and, as applicable, any officer, director, trustee, partner, employee, representative (including any financial, legal or other advisor) or agent of such Person.

“Sanctions” has the meaning set forth in Section 4.01(g).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Authorities” means the securities commission or securities regulatory authority of each of the provinces and territories of Canada, the SEC, and the TSX.

“Securities Laws” means the Securities Act (Ontario), the U.S. Securities Act, and the U.S. Exchange Act, together with all other applicable securities Laws, rules, regulations and published policies thereunder or under the securities Laws of any other province, state or territory of Canada or the United States as now in effect and as they may be promulgated or amended from time to time and the policies of the TSX.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval+.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“Taxes” means: (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, royalties, capital, capital stock, production, volume, quantity, recapture, transfer, land transfer, licence, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, fuel, carbon, excise, special assessment, stamp, withholding, business, franchising, real, immovable or personal or movable property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all licence and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; and (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts described in paragraph (a) above or this paragraph (b).

“TSX” means the Toronto Stock Exchange.

“TSX Approval” means the conditional approval by the TSX of the issuance of the Purchased Shares at the Purchase Price and the listing and posting for trading of Purchased Shares on the TSX, subject only to such conditions imposed by the TSX as are customary for a transaction similar to the Investment.

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means United States generally accepted accounting principles applied consistently.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“VWAP” means the volume-weighted average trading price of the Common Shares on the TSX or on the OTC QB for the applicable day or period.

Section 1.02	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(b)	Currency. All references to dollars or to $ are references to United States dollars.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number include the plural and vice versa.

(d)	Certain Phrases, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. Unless stated otherwise, “Article”, “Section” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all Schedules to it.

(e)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Company.

(f)	Accounting Terms. All accounting terms are to be interpreted in accordance with U.S. GAAP, and all determinations of an accounting nature required to be made in respect of the Company shall be made in a manner consistent with U.S. GAAP.

(g)	Statutory References. Any reference to a particular statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, consolidated, replaced or re-enacted.

(h)	Date for Any Action. If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day that is a Business Day.

(i)	Time References. References to time are to local time in Vancouver, British Columbia. When computing any time period in this Agreement, the following rules shall apply:

(i)	the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included; and

(ii)	if the day of the deadline or expiry of the time period falls on a day that is not a Business Day, the deadline or time period shall be extended to the next following Business Day.

(j)	Schedule. The following Schedule forms an integral part of this Agreement:

Schedule A – Form 11 – Notice of Proposed Private Placement

ARTICLE II

SUBSCRIPTION AND CLOSING

Section 2.01	Subscription

Subject to the terms and conditions of this Agreement:

(a)	The Investor hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue, sell and deliver to the Investor, the Purchased Shares at a purchase price of US$0.2290 per Purchased Share (the “Purchase Price”) (such purchase price being equal to the 10 day VWAP (as defined herein) of the Common Shares on the TSX, calculated using the trading days from March 16 through March 27, 2026) for an aggregate Purchase Price of US$856,463 (such aggregate purchase price, the “Aggregate Purchase Price”) payable on the Closing Date. In connection with the Company seeking to obtain the TSX Approval, if the TSX requires the Purchase Price to be increased, then the “Purchase Price” under this Agreement shall be such higher price per Common Share as is required by the TSX, and the number of “Purchased Shares” under this Agreement shall be adjusted to be such lower number of Common Shares determined by dividing the Aggregate Purchase Price by such lower Purchase Price (rounded down to the nearest whole Common Share),

(b)	The Investor hereby agrees that the Investor’s beneficial ownership of the Company immediately after the Closing shall not exceed 19.9% of the Company’s issued and outstanding Common Shares, unless otherwise approved by the Board and permitted under applicable Laws (including Securities Laws) and by the TSX.

Section 2.02	Closing

Subject to the terms and conditions of this Agreement:

(a)	The Closing will be held at such place and time as may be agreed upon by the Parties, or completed electronically. The Parties agree that the Closing shall occur at, and shall be deemed to occur at, such time and on the Closing Date.

(b)          The Investor shall at the Closing on the Closing Date:

(i)	pay, or cause to be paid, the Aggregate Purchase Price to the Company, by wire transfer of immediately available funds to such account or accounts of the Company as designated by the Company at least two Business Days prior to the Closing Date; and

(ii)	deliver to the Company a certificate from one senior officer of the Investor certifying the satisfaction of the conditions set forth in Section 6.03(a) and Section 6.03(b).

(c)	The Company shall at the Closing on the Closing Date issue and deliver the Purchased Shares to the Investor, registered in the name of the Investor at the following address: Suite 3200, 733 Seymour St, Vancouver, BC, V6B 0S6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01	Representations and Warranties of the Company

Except as disclosed in the Company Filings, the Company represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying upon such representations and warranties in connection with the entering of this Agreement and the consummation of the transactions contemplated under this Agreement:

(a)          Organization and Qualification. The Company is:

(i)	a corporation or other entity duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all corporate power and capacity to carry on its business as now conducted and to own, lease and operate its assets and properties; and

(ii)	duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated under this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated under this Agreement.

(c)          Binding Obligations and Valid Issuance.

(i)	This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction.

(ii)	The Purchased Shares have been duly authorized for issuance and sale by the Company and, upon the Company having received the Aggregate Purchase Price, the Purchased Shares will be validly issued and outstanding as fully paid and non-assessable Common Shares in the capital of the Company.

(d)	Governmental Authorization. The execution and delivery of this Agreement by the Company, the performance of its obligations under this Agreement and the consummation of the transactions contemplated under this Agreement do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company other than: (i) TSX Approval and filings with the TSX; and (ii) customary post-Closing filings with the Securities Authorities and the TSX.

(e)	Non-Contravention. The execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated under this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	contravene or result in any violation or breach of the Constating Documents of the Company;

(ii)	assuming compliance with the matters referred to in Section 3.01(d), contravene, conflict with or result in a violation or breach of any Law applicable to the Company; or

(iii)	allow any Person to exercise any right, require any consent or notice under or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation, or the loss of any benefit to which the Company is entitled under any material Contract or any material Authorization to which the Company is a party or by which the Company is bound.

(f)          Capitalization.

(i)	The authorized capital of the Company consists of 100,000,000 Common Shares without par value. As of the date of this Agreement, there are 15,053,048 Common Shares issued and outstanding. No Common Shares have been issued in violation of any Securities Laws or pre-emptive or similar rights applicable to such Common Shares.

(ii)	As of the date of this Agreement, there are 10,198,332 Common Shares issuable upon the exercise or vesting, as applicable, of outstanding stock options, performance share units, warrants and restricted share units issued by the Company. All of the outstanding stock options, performance share units, warrants and restricted share units have been duly authorized by the Board (or a duly authorized committee thereof) and issued in compliance with applicable Laws (including Securities Laws) and the terms of the Company’s equity compensation plan.

(iii)	There are no outstanding contractual or other obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or to qualify securities for public distribution in Canada, the United States or elsewhere.

(g)	Shareholder Rights Plan. The Company is not a party to any shareholder rights plan agreement or similar agreement.

(h)         Securities Law Matters.

(i)	The Company is a reporting issuer under applicable Securities Laws in each of the provinces and territories of Canada and reporting with the SEC. The Common Shares are listed and posted for trading on the TSX.

(ii)	The Company has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company.

(iii)	The Company has timely filed with the Securities Authorities all forms, reports, schedules, statements, and other documents required to be filed under applicable Securities Laws since January 1, 2025. The documents comprising the Company Filings, as of their respective dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), complied as filed in all material respects with applicable Securities Laws and did not contain any Misrepresentation. The Company has not filed any confidential material change report or other confidential filing with any Securities Authority that, at the date of this Agreement, remains confidential. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Company Filings. The Company is not subject to any ongoing Proceeding by any Securities Authority and, to the knowledge of the Company, no such Proceeding is threatened.

(i)	Financial Statements. The Company’s audited consolidated financial statements (including any of the notes or schedules thereto, the auditor’s report thereon and the related management’s discussion and analysis) and unaudited consolidated interim financial statements (including any of the notes or schedules thereto and the related management’s discussion and analysis) included in the Company Filings: (i) were prepared in accordance with U.S. GAAP, consistently applied throughout the periods referred to therein (except as expressly set forth in the notes thereto) and (ii) fairly present in accordance with U.S. GAAP, in all material respects, the assets, liabilities, results of operations and cash flows of the Company on a consolidated basis as of their respective dates and for the periods covered by such financial statements, and there have been no changes in accounting methods, policies or practices of the Company during such periods (except, in each case, as expressly set forth in the notes to such financial statements).

(j)          Disclosure Controls and Internal Controls over Financial Reporting.

(i)	The Company has established and maintains processes that ensure that any officers of the Company that make representations in certificates that are included in the Company Filings pursuant to Securities Laws are provided with sufficient knowledge to support the representations in such certificates.

(ii)	The Company has established and maintains a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(k)	Auditors. The auditors of the Company are independent public accountants as required by applicable Securities Laws and there has not been any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present auditors of the Company.

(l)	Books and Records. The financial books, records and accounts of the Company: (i) have been maintained, in all material respects, in accordance with applicable Laws and U.S. GAAP; and (ii) accurately and fairly reflect the basis of the Company’s financial statements.

(m)	Absence of Certain Changes or Events. Since December 31, 2025, other than the transactions contemplated in this Agreement, the business of the Company has been conducted in the Ordinary Course, and no Material Adverse Effect has occurred.

(n)	Compliance with Law. The Company is, and since January 1, 2024, has been, in compliance with Law in all material respects. The Company is not, to the knowledge of the Company, under any investigation with respect to, has been convicted, charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law from any Governmental Entity, in each case, that could reasonably be expected to have a Material Adverse Effect.

(o)	Authorizations. The Company lawfully owns, possesses or has obtained all material Authorizations that are required by Law in connection with (i) the operation of its businesses as presently conducted and (ii) the ownership, operation or use of its properties and assets. Each such Authorization is valid, in full force and effect.

(p)	Restrictions on Conduct of Business. The Company is not a party to, or bound by, any non-competition agreement or any other Contract or any Order or Authorization that purports to: (i) limit the manner or the location in which the Company may conduct any line of business; or (ii) restrict any acquisition or disposition of any assets or property by the Company; except in any case as would not reasonably be expected have a Material Adverse Effect.

(q)          Litigation.

(i)	There are no material Proceedings in progress, pending or ongoing, or, to the knowledge of the Company, threatened, against the Company, its properties or assets, or the business of the Company by or before any Governmental Entities, except as disclosed in the Company Filings.

(ii)	None of the Company or any of its properties or assets is subject to any outstanding Order that would prevent or materially delay the ability of the Company to complete the transaction contemplated by this Agreement.

(iii)	There is no bankruptcy, liquidation, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company before any Governmental Entity.

(r)	Corrupt Practices Legislation. To the knowledge of the Company, the Company has not taken, committed to take or been alleged to have taken any action that would cause the Company to be in violation of the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) and similar Laws (collectively, “Corrupt Practices Legislation”). The Company has not received any notice alleging that the Company has violated any Corrupt Practices Legislation and, to the knowledge of the Company, no condition or circumstances exist (including any ongoing Proceeding) that would form the basis for any such allegations.

(s)	Money Laundering. To the knowledge of the Company, the operations of the Company are and have been conducted in compliance in all material respects with applicable financial record-keeping and reporting requirements and money laundering or similar Laws (collectively, “Money Laundering Laws”). The Company has not received any notice alleging that the Company has violated any Money Laundering Laws.

(t)	Pre-emptive Rights. The Company does not have any knowledge of any outstanding rights of first refusal or other pre-emptive rights of purchase which entitle any Person to acquire any of the rights, title, interests, property, licenses or assets of the Company that will be triggered or accelerated by the Investment.

Section 3.02	No Other Representations and Warranties

The Investor agrees and acknowledges that, except for the representations and warranties set forth in this Agreement (or any document or certificate delivered pursuant to this Agreement), neither the Company nor any other Person has made or makes any other representation and warranty (written or oral, express or implied, or at Law or in equity) on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Section 4.01	Representations and Warranties

The Investor represents and warrants to the Company as follows and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering of this Agreement and the consummation of the transactions contemplated under this Agreement:

(a)	Organization and Qualification. The Investor is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia.

(b)	Corporate Authorization. The Investor has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement, the performance by the Investor of its obligations under this Agreement and the consummation of the transactions contemplated under this Agreement have been duly authorized by all necessary corporate action on the part of the Investor and no other corporate proceedings on the part of the Investor are necessary to authorize this Agreement or the consummation of the transactions contemplated under this Agreement.

(c)	Binding Obligations. This Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction.

(d)	Governmental Authorization. The execution and delivery of this Agreement by the Investor, the performance of its obligations under this Agreement and the consummation of the transactions contemplated under this Agreement do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Investor other than: (i) TSX Approval and filings with the TSX and (ii) customary post-Closing filings with the Securities Authorities and the TSX.

(e)	Non-Contravention. The execution and delivery of this Agreement by the Investor and the performance by the Investor of its obligations under this Agreement and the consummation of the transactions contemplated under this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	contravene, conflict with, or result in any violation or breach of the Investor's Constating Documents; or

(ii)	assuming compliance with the matters referred to in Section 4.01(d), contravene, conflict with or result in a violation or breach of any Law applicable to the Investor or any of its respective properties or assets.

(f)	Securities Laws.

(i)	The Investor is:

(A)	an "accredited investor" as defined in section 1.1 of National Instrument 45-106 ("NI 45-106") and section 73.3(1) of the Securities Act (Ontario);

(B)	an "accredited investor" as defined in Rule 501 of Regulation D under the U.S. Securities Act;

(C)	purchasing (or is deemed by section 2.3(4) of NI 45-106 to be purchasing) the Purchased Shares as principal for its own account and not as agent for the benefit of another Person; and

(D)	not a Person created or used solely to purchase or hold securities as an accredited investor as described under paragraph (m) of the definition of "accredited investor" as defined in section 1.1 of NI 45-106.

(ii)	The Investor is acquiring the Purchased Shares for investment purposes only and not with a view to resale or distribution thereof in whole or in part.

(iii)	The Investor has duly completed a Personal Information Form or the Investor has already filed a Personal Information Form with the TSX and such form is up-to-date.

(g)	Anti-Terrorism Laws. To the knowledge of the Investor, the Investor has not been and is not currently subject to any economic or financial sanctions or trade embargoes imposed, authorized, administered or enforced by any Governmental Entity (including the Government of Canada, the Office of Foreign Assets Control of the U.S. Treasury Department (including, but not limited to, the designation as a "specially designated national or blocked person" thereunder) or any other applicable sanctions authority) or other similar Laws (collectively "Sanctions"). The Investor has not received any notice alleging that the Investor or any Representative of the Investor has violated any Sanctions and, to the knowledge of the Investor, no condition or circumstances exist (including any ongoing Proceeding) that would form the basis for any such allegations.

(h)	Corrupt Practices Legislation. To the knowledge of the Investor, the Investor has not taken, committed to take or been alleged to have taken any action that would cause the Investor to be in violation of any Corrupt Practices Legislation. The Investor has not received any notice alleging that the Investor or any Representative of the Investor has violated any Corrupt Practices Legislation and, to the knowledge of the Investor, no condition or circumstances exist (including any ongoing Proceeding) that would form the basis for any such allegations.

(i)	Money Laundering. To the knowledge of the Investor, the operations of the Investor are and have been conducted in compliance in all material respects with applicable Money Laundering Laws. The Investor has not received any notice alleging that the Investor or any Representative of the Investor has violated any Money Laundering Laws and, to the knowledge of the Investor, no condition or circumstances exist (including any ongoing Proceeding) that would form the basis for any such allegations.

(j)	U.S. Securities Laws. The Investor acknowledges and understands that:

(i)	the Purchased Shares have not been offered to the Investor while the Investor was in the United States, and the individuals making the order to purchase the Purchased Shares and executing and delivering this Agreement for the account or benefit of the Investor were not in the United States when the order was placed or when this Agreement was executed and delivered;

(ii)	the Investor is not a "U.S. person" as such term is defined under Regulation S of the U.S. Securities Act, the Investor is not in the "United States" (as such term is defined in Rule 902 of Regulation S under the U.S Securities Act) and is not purchasing the Purchased Shares for the account or benefit of a U.S. Person or person in the United States;

(iii)	the Investor is not purchasing the Purchased Shares as the result of any "directed selling efforts" (as defined in Rule 902(c) of Regulation S under the U.S. Securities Act) or any "general solicitation" or "general advertising" (as those terms are used in Regulation D under the U.S. Securities Act) made in the United States by the Company, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing;

(iv)	the Investor is aware that the Purchased Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States, and are, therefore, "restricted securities" within the meaning of the U.S. Securities Act and that the Purchased Shares may not be offered or sold, directly or indirectly, in the United States or to a U.S. Person without registration under the U.S. Securities Act and all applicable U.S. state securities laws or compliance with the requirements of an exemption from such registration and it acknowledges that the Company has no obligation or present intention of filing a registration statement under the U.S. Securities Act or any U.S. state securities laws in respect of the Purchased Shares; and

(v)	the Investor has implemented appropriate and effective internal controls and procedures to ensure that the Purchased Shares shall be properly identified in its records as restricted securities that are subject to the re-sale and transfer restrictions and may not be resold directly or indirectly into the United States or to a U.S. Person unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States, or an exemption from such registration requirement is available.

(k)	Funds. The Investor has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Aggregate Purchase Price at Closing.

Section 4.02	No Other Representations and Warranties

The Company agrees and acknowledges that, except for the representations and warranties set forth in this Agreement, neither the Investor nor any other Person has made or makes any other representation and warranty (written or oral, express or implied, or at Law or in equity) on behalf of the Investor.

ARTICLE V
COVENANTS

Section 5.01	Other Covenants of the Company Relating to the Investment

(a)	The Company shall perform all obligations required to be performed by the Company under this Agreement, co-operate with the Investor in connection therewith and do all such other acts and things as may be necessary or desirable in order to, subject to the terms and conditions set out in this Agreement, consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall:

(i)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and comply promptly with all requirements imposed by Law on it with respect to this Agreement or the transactions contemplated by this Agreement;

(ii)	(A) as soon as reasonably practicable after the date of this Agreement, prepare and file all necessary documents, registrations, statements, petitions, filings and applications with any Governmental Entity required to obtain any Regulatory Approvals and use its commercially reasonable efforts to obtain and maintain all Regulatory Approvals and (B) co-operate with the Investor and keep the Investor reasonably informed as to the status of such Regulatory Approvals;

(iii)	use commercially reasonable efforts to, upon reasonable consultation with the Investor, oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Investment or the transactions contemplated by this Agreement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging or affecting the Investment, this Agreement or the transactions contemplated by this Agreement.

(b)	The Company shall promptly notify the Investor in writing of:

(i)	any Material Adverse Effect;

(ii)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	unless prohibited by Law, any notice or other communication from any Governmental Entities in connection with the transactions contemplated by this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Investor); or

(iv)	any Proceeding commenced or, to the Company's knowledge, threatened against, relating to or involving, or otherwise affecting the Investment, this Agreement or any of the transactions contemplated by this Agreement.

(c)	The Investor undertakes and agrees that it will not, directly or indirectly, offer or sell any of the Purchased Shares in the United States or to a U.S. Person unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States, or an exemption from such registration requirement is available and they have provided an opinion of counsel to such effect, if reasonably requested.

(d)	The Investor undertakes and agrees that it will not hedge the Purchased Shares except in compliance with the U.S. Securities Act.

Section 5.02	Public Communications

(a)	The Parties shall agree on the text of the news release to be issued by the Company to announce the execution of this Agreement.

(b)	Each Party shall: (i) not issue any news release or make any other public statement or disclosure with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) use commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review and comment on all such news releases and other disclosure; provided, however, that the foregoing shall be subject to each Party's overriding obligation to make disclosure in accordance with applicable Laws and, if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and, if such prior notice is not permitted by applicable Law, shall give such notice immediately following the making of such disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel.

Section 5.03	Nomination Rights

From and after the date that is three (3) months after the Closing Date, the Investor shall be entitled to designate one individual (the "Investor Nominee"), to be nominated for election to serve as a director of the Company at each meeting of shareholders of the Company at which directors of the Company are to be elected, provided that any such Investor Nominee consents in writing to serve as a director and otherwise satisfies the requirements of Section 5.03. For the avoidance of doubt, (i) although the Investor may have the right to nominate an Investor Nominee, the Investor shall not be required to nominate an Investor Nominee, and (ii) to the extent the provisions of this Section 5.03 conflict with the procedures for shareholder nomination of directors set forth in the Company's bylaws, this Section 5.03 shall control.

(a)	The Investor's nomination rights set out in this Section 5.03 shall remain in effect for so long as the Ownership Interest is 15% or more.

(b)	As of the Closing Date unless agreed otherwise, the Board will consist of six (6) directors, comprised of the five (5) current Board directors, and the one (1) Investor Nominee.

(c)	Any vacancy resulting from the resignation, death or replacement of the Investor Nominee will be filled as directed by the Investor, subject to this Section 5.03.

(d)	The Investor Nominee shall be eligible under applicable Laws (including Securities Laws) and qualified under the TSX rules to serve as a director, including by virtue of clearing a Personal Information Form with the TSX, and will be subject to approval by the TSX.

(e)	The Company shall cause the Investor Nominee to be included in the nominees proposed by the Board to the Company's shareholders for approval as directors at each meeting of the shareholders of the Company where directors are to be elected by the shareholders.

(f)	The Company shall use commercially reasonable efforts to cause the election of the Investor Nominee, including soliciting proxies in favour of the election of the Investor Nominee (provided that the Company shall be under no obligation to retain or engage any proxy solicitation firm or service for this purpose) and endorsing and recommending that shareholders of the Company vote in favour of the Investor Nominee.

(g)	If an Investor Nominee is not elected to the Board at any meeting of the shareholders of the Company wherein the election of directors is to be considered, or an Investor Nominee ceases to be a director for any reason whatsoever, the Company shall, to the extent permitted under its certificate of incorporation and bylaws and applicable laws and stock exchange rules, use commercially reasonable efforts to appoint an Investor Nominee designated by the Investor pursuant to this Section 5.03 to the Board in a timely manner.

(h)	The Company shall notify the Investor in writing promptly upon determining the date of any meeting of shareholders of the Company wherein directors are to be elected.

(i)	If any Investor Nominee ceases to hold office as a director of the Company for any reason (including death, disability or resignation), the Investor shall be entitled to nominate an individual to replace him or her and the Company shall promptly take all steps as may be necessary to appoint, within ten (10) Business Days of such nomination, such individual to the Board to replace the Investor Nominee who has ceased to hold office. Any such succeeding individual shall thereafter be an Investor Nominee.

(j)	The Investor Nominee will be entitled to be compensated and reimbursed for reasonable out-of-pocket costs and expenses, on the same basis as other members of the Board other than the executive members.

(k)	For greater certainty, the provisions of this Article shall apply in full to each and every Investor Nominee.

ARTICLE VI
CONDITIONS

Section 6.01	Mutual Conditions

The Parties are not required to complete the transactions contemplated by this Agreement unless each of the following conditions is satisfied at or prior to the Closing, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	the Company has obtained TSX Approval; and

(b)	no Law is in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits or enjoins the Company or the Investor from consummating the transactions contemplated by this Agreement.

Section 6.02	Additional Conditions to the Obligations of the Investor

The Investor is not required to complete the transactions contemplated by this Agreement unless each of the following conditions is satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Investor and may only be waived, in whole or in part, by the Investor in its sole discretion:

(a)	the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date) and the Company shall have provided to the Investor a certificate of one senior officer of the Company certifying the foregoing and dated the Closing Date;

(b)	the Company shall have fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or before the Closing Date and the Company shall have provided to the Investor a certificate of one senior officer of the Company certifying the foregoing and dated the Closing Date;

(c)	there is no Proceeding pending or threatened by any Governmental Entity to enjoin, restrict or prohibit the completion of the transactions contemplated under this Agreement;

(d)	since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect which is continuing at the time of Closing; and

(e)	the Company having delivered, or caused to be delivered, to the Investor a DRS statement from Computershare Trust Company, N.A. evidencing that the Purchased Shares have been issued and registered in favour of the Investor and shall have delivered, or caused to be delivered, all of the other documents required to be delivered pursuant to Section 2.02(c).

Section 6.03	Additional Conditions to the Obligations of the Company

The Company is not required to complete the transactions contemplated by this Agreement unless each of the following conditions is satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a)	the representations and warranties made by the Investor in this Agreement shall be true and correct in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date), and the Investor shall have provided to the Company a certificate of one senior officer of the Investor certifying the foregoing dated the Closing Date;

(b)	the Investor shall have fulfilled or complied in all material respects with its covenants contained in this Agreement to be fulfilled or complied with by it at or before the Closing and the Investor shall have provided to the Company a certificate of one senior officer of the Investor certifying the foregoing dated the Closing Date; and

(c)	the Investor shall have delivered the Aggregate Purchase Price to the Company and all of the documents required to be delivered pursuant to Section 2.02(b).

ARTICLE VII
TERMINATION

Section 7.01	Termination

(a)	This Agreement may be terminated at any time prior to Closing by:

(i)	the mutual written agreement of the Company and the Investor;

(ii)	either the Company or the Investor if:

(A)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise permanently prohibits or enjoins the Company or the Investor from consummating the transactions contemplated by this Agreement and such Law has, if appealable, become final and non-appealable; provided that, a Party may not terminate this Agreement pursuant to this Section 7.01(a)(ii)(A)if the enactment, making, enforcement or amendment of such Law has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform in any material respect any of its covenants or agreements under this Agreement and provided further that the Party seeking to terminate this Agreement pursuant to this Section 7.01(a)(ii)(A) has used its commercially reasonable efforts to, as applicable, prevent, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the transactions contemplated by this Agreement; or

(iii)	the Investor if there has occurred a Material Adverse Effect which is continuing;

(iv)	the Company, if the Company is prohibited from completing the Investment pursuant to any Law (including pursuant to any policy of or directive from the TSX).

(b)	The Party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)(i)) shall deliver written notice of such termination to the other Party specifying in reasonable detail the basis for such Party's exercise of its termination right.

Section 7.02	Effect of Termination

If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, Representative or consultant of such Party) except that, in the event of any such termination, this Section 7.02, Section 7.03, Article VIII and Article IX shall survive, and provided that no Party shall be relieved of any liability for any willful breach by it of this Agreement.

Section 7.03	Expenses

Except as otherwise expressly provided in this Agreement, the Parties agree that all out-of-pocket expenses of the Parties relating to this Agreement or the transactions contemplated under this Agreement, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.01	Survival

(a)	Each Party acknowledges that the representations and warranties contained in this Agreement shall survive the Closing for a period ending on the date that is 12 months following the Closing Date notwithstanding any subsequent disposition by the Investor of the Purchased Shares.

(b)	Any claim with respect to a breach of a representation or warranty under Section 8.01(a) that is made in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the survival period set out in Section 8.01(a) shall not thereafter be barred by the expiration of such survival period and shall survive and continue in full force and effect until final determination or settlement of such claim.

Section 8.02	Indemnification by the Company

Subject to the limitations set forth in Section 8.03, the Company hereby agrees that from and after the Closing Date, the Company shall indemnify, defend and hold harmless each of the Investor (the "Investor Indemnified Party") from and against any losses (other than loss of profits), damages, liabilities, judgments, penalties, fines, costs or expenses of any kind (including reasonable legal fees and expenses) (each, a "Loss" and collectively "Losses") that may be made or brought against the Investor Indemnified Party, or that it may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(a)	any inaccuracy in or breach of any of the representations and warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company under this Agreement for the period such representations and warranties survive pursuant to Section 8.01(a); provided that, for purposes of determining the amount of any Losses with respect thereto, all such representations and warranties that are qualified as to materiality shall be deemed not to be so qualified; or

(b)	any breach or non-fulfillment of any covenant or agreement of the Company in this Agreement.

Section 8.03	Limitations on Indemnification

The rights of the Investor Indemnified Party to, and the liabilities of the Company for, indemnification under Section 8.02 are subject to the following limitations:

(a)	the Company shall not have any liability or obligation to make any payment for Losses or otherwise with respect to the matters referred to in Section 8.02(a) until the aggregate of all Losses therefrom exceeds $100,000.00;

(b)	the Investor Indemnified Party shall not be entitled to claim indemnity in respect of any punitive or exemplary (including damages for loss of profits) except to the extent that such punitive or exemplary damages are awarded in favour of a third Person by a court of competent jurisdiction;

(c)	notwithstanding anything to the contrary in this Article VIII, the indemnification obligations of the Company shall cease to apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that any Losses to which the Investor Indemnified Party may be subject were caused primarily by the willful misconduct, bad faith or fraud of the Investor Indemnified Party or a breach by the Investor of this Agreement;

(d)	an Investor Indemnified Party shall not be entitled to double recovery for any Loss even though such Loss may have resulted from the breach of one or more representations, warranties or covenants of this Agreement; and

(e)	the maximum aggregate amount of Losses that the Company shall be required to pay to the Investor pursuant to this Article VIII shall not exceed the Purchase Price.

Section 8.04	Payments

Once a Loss is agreed to by the Company or finally adjudicated to be payable under this Article VIII, the Company shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that, should the Company not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Company or final, non-appealable adjudication to but excluding the date such payment has been made at the prime rate from time to time posted on the website of the Bank of Canada.

Section 8.05	Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Aggregate Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01	Acknowledgements of the Investor

(a)	The Investor acknowledges that the Company is relying on an exemption from the requirements to provide the Investor with a prospectus under applicable Securities Laws and, as a consequence of acquiring the Purchased Shares pursuant to such exemption, certain protections, rights and remedies provided by applicable Securities Laws, including statutory rights of rescission or damages, will not be available to the Investor, and the Investor may not receive information that would otherwise be required to be provided under applicable Securities Laws.

(b)	The Investor acknowledges that the Purchased Shares are being offered for sale on a "private placement" basis and that the Purchased Shares will be subject to statutory resale restrictions under applicable Securities Laws and the Investor covenants that it will not resell the Purchased Shares except in compliance with applicable Securities Laws and the Investor acknowledges that it is solely responsible for such compliance. The Investor acknowledges that any certificates or DRS advice representing the Purchased Shares and will bear the following legends with respect to such resale restrictions:

"UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DATE OF THE ISSUANCE OF THIS SECURITY].

WITHOUT PRIOR WRITTEN APPROVAL OF TORONTO STOCK EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TORONTO STOCK EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [insert date that is 4 months and a day after the Closing Date].

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED IN THE UNITED STATES EXCEPT (A) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, OR (C) IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS; PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) ABOVE, IF REQUIRED OR OTHERWISE REQUESTED BY THE ISSUER OR THE TRANSFER AGENT, THE HOLDER OF THIS SECURITY SHALL FURNISH TO THE ISSUER AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO SUCH EFFECT OR OTHER EVIDENCE OF EXEMPTION OR DECLARATION REASONABLY SATISFACTORY TO THE ISSUER OR TRANSFER AGENT, AS APPLICABLE. HEDGING TRANSACTIONS INVOLVING THIS SECURITY ARE PROHIBITED EXCEPT IN COMPLIANCE WITH THE U.S. SECURITIES ACT."

Section 9.02	Notices

Any notice or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(a)	If to the Company:	Golden Minerals Company
1312 17th St Unit 2136
Denver, Colorado, USA
80202

		Attention:	Pablo Castanos, President & Chief Executive Officer

		Email:	pablo.castanos@goldenminerals.com

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
Bay Adelaide Centre, West Tower
333 Bay Street, Suite 2400 Toronto, ON
M5H 2T6 Canada

Attention:	John Sabetti

Email:	jsabetti@fasken.com

(b)	If to the Investor:	Streamline Metals Capital Ltd.

Suite 3200, 733 Seymour St
Vancouver, BC, Canada
V6B 0S6

		Attention:	Nolan Watson

		Email:	nwatson@streamlinemetals.com

Any notice or other communication is deemed to have been given and received if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made before 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a notice given in accordance with this Section 9.02.

Section 9.03	Time of the Essence

Time is of the essence in this Agreement.

Section 9.04	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 9.05	Third-Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any Proceeding.

Section 9.06	Amendment

No provision of this Agreement may be amended or modified except by a written instrument signed by both Parties.

Section 9.07	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 9.08	Entire Agreement

This Agreement (including the Schedules), constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

Section 9.09	Successors and Assigns

(a)	This Agreement becomes effective only when executed by the Company and the Investor. After that time, it will be binding upon and enure to the benefit of the Company, the Investor and their respective successors and permitted assigns.

(b)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party. Any such assignment shall not relieve the assigning party of any of its obligations, including in the case of the Investor as to payment of the Aggregate Purchase Price under this Agreement.

Section 9.10	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.11	Governing Law; Submission to Jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

(b)	Each Party irrevocably attorns and submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and waives objection to the venue of any Proceeding in such courts or that such courts provide an inconvenient forum.

Section 9.12	Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 9.13	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed PDF or similar executed electronic copy of this Agreement, and such PDF or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set out above.

GOLDEN MINERALS COMPANY

By:	/s/ Arturo Pablo Castaños Perez
	Name:	Arturo Pablo Castaños Perez
	Title:	President & Chief Executive Officer

STREAMLINE METALS CAPITAL LTD.

By:	/s/ Nolan Watson
	Name:	Nolan Watson
	Title:	Director